SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                    Commission File Number          001-13530
                                                    ---------


                          AMERICAN BINGO & GAMING CORP.
                          -----------------------------
             (Exact name of registrant as specified in its charter)


1440 Charleston Highway, West Columbia, South Carolina  29169     (803) 796-7875
-------------------------------------------------------------     --------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Preferred Stock Purchase Rights
                         -------------------------------
            (Title of each class of securities covered by this Form)


                                  Common Stock
                                  ------------
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule  12g-4(a)(1)(i)     [X]     Rule  12h-3(b)(1)(ii)     [ ]
          Rule  12g-4(a)(1)(ii)    [ ]     Rule  12h-3(b)(2)(i)      [ ]
          Rule  12g-4(a)(2)(i)     [ ]     Rule  12h-3(b)(2)(ii)     [ ]
          Rule  12g-4(a)(2)(ii)    [ ]     Rule  15d-6               [ ]
          Rule  12h-3(b)(1)(i)     [ ]


     Approximate  number  of holders of record as of the certification or notice
date:     0
          -

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     Pursuant  to  the  requirements  of  the  Securities  Exchange Act of 1934,
American Bingo & Gaming Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  September 21, 1999              By: /s/ Daniel  W.  Deloney
       ------------------              ----------------------------------------
                                       Name:   Daniel  W.  Deloney
                                       Title:  Chairman of the Board, President
                                               and  Chief  Executive  Officer

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